                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                              (Amendment No. ___ )*

                      INTERNATIONAL BARRIER TECHNOLOGY INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Shares
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    458968104
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 August 24, 2004
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]      Rule 13d-(b)

         [X]      Rule 13d-(c)

         [ ]      Rule 13d-(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of
1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the
Notes).

------------------------                                  ----------------------
  CUSIP No. 458968104                                       Page 1 of 15 Pages
------------------------                                  ----------------------

                                  SCHEDULE 13G

--------- ----------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                              CARL MARKS & CO. INC.

--------- ----------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [ ]
                                                                         (b) [X]

--------- ----------------------------------------------------------------------
3         SEC USE ONLY

--------- ----------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                        New York
--------------------------------------------------------------------------------
                     5      SOLE VOTING POWER

   NUMBER OF                                           1,050,071 shares
    SHARES        --------- ----------------------------------------------------
 BENEFICIALLY        6      SHARED VOTING POWER
    OWNED
    BY EACH                                            2,940,000 shares
  REPORTING       --------- ----------------------------------------------------
    PERSON           7      SOLE DISPOSITIVE POWER
     WITH
                                                       1,050,071 shares
                  --------- ----------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                                                       2,940,000 shares
--------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                       1,050,071 shares
--------- ----------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [X]
--------- ----------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                           4.05%
--------- ----------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*

                                                                              CO
--------- ----------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 1 of 15 pages

------------------------                                  ----------------------
  CUSIP No. 458968104                                       Page 2 of 15 Pages
------------------------                                  ----------------------

                                  SCHEDULE 13G

--------- ----------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                                CARL MARKS IB LLC

--------- ----------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [ ]
                                                                         (b) [X]

--------- ----------------------------------------------------------------------
3         SEC USE ONLY

--------- ----------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

                                    Delaware
--------- ----------------------------------------------------------------------
                5      SOLE VOTING POWER

   NUMBER OF                                      2,940,000 shares
    SHARES   --------- ---------------------------------------------------------
 BENEFICIALLY   6      SHARED VOTING POWER
    OWNED
    BY EACH                                       1,050,071 shares
  REPORTING  --------- ---------------------------------------------------------
    PERSON      7      SOLE DISPOSITIVE POWER
     WITH
                                                  2,940,000 shares
             --------- ---------------------------------------------------------
                8      SHARED DISPOSITIVE POWER

                                                  1,050,071 shares
--------- ----------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                2,940,000 shares
--------- ----------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [X]
--------- ----------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                     11.34%
--------- ----------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*

                                        00
--------- ----------------------------------------------------------------------

                               Page 2 of 15 pages

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  CUSIP No. 458968104                                       Page 3 of 15 Pages
------------------------                                  ----------------------

                                  SCHEDULE 13G

--------- ----------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                                   MARTIN LIZT

--------- ----------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [ ]
                                                                         (b) [X]

--------- ----------------------------------------------------------------------
3         SEC USE ONLY

--------- ----------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

                                                   United States of America
--------- ----------------------------------------------------------------------
                 5      SOLE VOTING POWER

   NUMBER OF                                       171,824 shares
    SHARES    --------- --------------------------------------------------------
 BENEFICIALLY    6      SHARED VOTING POWER
    OWNED
    BY EACH                                           0 shares
  REPORTING   --------- --------------------------------------------------------
    PERSON       7      SOLE DISPOSITIVE POWER
     WITH
                                                   171,824 shares
              --------- --------------------------------------------------------
                 8      SHARED DISPOSITIVE POWER

                                                      0 shares
--------- ----------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                 171,824 shares
--------- ----------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [X]
--------- ----------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                      .66%
--------- ----------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*

                                       IN
--------- ----------------------------------------------------------------------

                               Page 3 of 15 pages

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  CUSIP No. 458968104                                       Page 4 of 15 Pages
------------------------                                  ----------------------

                                  SCHEDULE 13G

PRELIMINARY NOTE

THIS COMBINED STATEMENT IS BEING FILED ON BEHALF OF CARL MARKS & CO. INC., CARL
MARKS IB LLC AND MARTIN LIZT. EACH OF THE REPORTING PERSONS STATES THAT IT OR
HE, AS THE CASE MAY BE, IS INCLUDED IN THIS SCHEDULE 13G SOLELY FOR THE PURPOSE
OF PRESENTING INFORMATION WITH RESPECT TO ITS OR HIS OWNERSHIP OF THE COMMON
SHARES AND DISCLAIMS ANY KNOWLEDGE, EXCEPT AS EXPRESSLY SET FORTH HEREIN, AS TO
ANY STATEMENT MADE HEREIN ON BEHALF OF ANY OTHER REPORTING PERSON. EACH OF CARL
MARKS & CO. INC. AND CARL MARKS IB LLC DISCLAIMS ANY BENEFICIAL OWNERSHIP OF
COMMON SHARES OWNED BY MARTIN LIZT; AND MARTIN LIZT DISCLAIMS ANY BENEFICIAL
OWNERSHIP OF COMMON SHARES OWNED BY CARL MARKS & CO. INC. AND CARL MARKS IB LLC.
CARL MARKS & CO. INC., CARL MARKS IB LLC AND MARTIN LIZT HAVE FILED THIS
SCHEDULE 13G AS REPORTING PERSONS IN THE EVENT THEY ARE COLLECTIVELY DEEMED TO
BE A "GROUP" WITHIN THE MEANING OF SECTION 13(G)(3) OF THE SECURITIES EXCHANGE
ACT OF 1934, AS AMENDED.

ITEM 1.

         (a)      Name of Issuer:

                           International Barrier Technology Inc.

         (b)      Address of Issuer's Principal Executive Offices:

                           750 West Pender Street
                           Suite 604
                           Vancouver, British Columbia Canada  V6C 2T7

ITEM 2.

         (a)      Name of Persons Filing:

                               Carl Marks IB LLC, Carl Marks & Co. Inc.
                                  and Martin Lizt.

         (b)      Address of Principal Business Office or, if none, Residence:

                  The principal business office of each of Carl
                  Marks & Co. Inc. and Carl Marks IB LLC is:

                               900 Third Avenue
                               33rd Floor
                               New York, NY 10022

                  The home address of Martin Lizt is:

                               8 Hidden Green Lane
                               Larchmont, NY 10538

                               Page 4 of 15 pages

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  CUSIP No. 458968104                                       Page 5 of 15 Pages
------------------------                                  ----------------------

                                  SCHEDULE 13G

         (c)      Citizenship:

                           Carl Marks & Co. Inc:     New York
                           Carl Marks IB LLC:        Delaware
                           Martin Lizt:              United States of America

         (d)      Title of Class of Securities:

                           Common Shares, without par value

         (e)      CUSIP Number:

                                    458968104

ITEM 3.  IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b) OR
         13d-2(b), OR (c), CHECK WHETHER THE PERSON FILING IS A:

                                 NOT APPLICABLE

         (a)      [ ] Broker or Dealer registered under Section 15 of the Act;

         (b)      [ ] Bank as defined in section 3(a)(6) of the Act;

         (c)      [ ] Insurance Company as defined in section 3(a)(19) of the
                      Act;

         (d)      [ ] An Investment Company registered under section 8 of the
                      Investment Company Act;

         (e)      [ ] An Investment Adviser in accordance with Rule
                      13d-1(b)(1)(ii)(E);

         (f)      [ ] An Employee Benefit Plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

         (g)      [ ] A Parent Holding Company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

         (h)      [ ] A savings association as defined in Section 3(b) of the
                      Federal Deposit Insurance Act (12 U.S.C. ss. 1813);

         (i)      [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the
                      Investment Company Act of 1940 (15 U.S.C. 80a-3);

         (j)      [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

ITEM 4.  OWNERSHIP

a.       Amount beneficially owned:             4,161,895

         (i)      Carl Marks & Co. Inc.         1,050,071

                               Page 5 of 15 pages

------------------------                                  ----------------------
  CUSIP No. 458968104                                       Page 6 of 15 Pages
------------------------                                  ----------------------

                                  SCHEDULE 13G

         (ii)     Carl Marks IB LLC             2,940,000

         (iii)    Martin Lizt                     171,824

b. Percent of class: 16.05%

c. Number of shares:

         (i)      Sole power to vote or direct vote:

                  Carl Marks & Co. Inc.         1,050,071

                  Carl Marks IB LLC             2,940,000

                  Martin Lizt                     171,824

         (ii)     Shared Power to vote or direct vote:

                  Carl Marks & Co. Inc.         2,940,000

                  Carl Marks IB LLC             1,050,071

                  Martin Lizt                           0

         (iii)    Sole power to dispose or to direct disposition of:

                  Same response as (c)(i) above.

         (iv)     Shared power to dispose or direct the disposition of:

                  Same response as (c)(ii) above.

Item 5.  Ownership of Five Percent or Less of a Class.

                                 Not applicable

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

                                 Not applicable

                               Page 6 of 15 pages

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  CUSIP No. 458968104                                       Page 7 of 15 Pages
------------------------                                  ----------------------

                                  SCHEDULE 13G

Item 7.  Identification and Classification of the Subsidiary Which Acquired the
         Security Being Reported on By the Parent Holding Company or Control
         Person.

                                 Not applicable

Item 8.  Identification and Classification of Members of the Group.

                                 Not applicable

Item 9.  Notice of Dissolution of Group.

                                 Not applicable

Item 10. Certification.

                          See attached certifications.

                               Page 7 of 15 pages

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  CUSIP No. 458968104                                       Page 8 of 15 Pages
------------------------                                  ----------------------

                                  SCHEDULE 13G

                                  CERTIFICATION

         By signing below the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not being held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Dated:  August 24, 2004                     Carl Marks & Co. Inc.

                                            By: /s/ David Shnitkin
                                                --------------------------------
                                                Name:  David Shnitkin
                                                Title: Controller

                               Page 8 of 15 pages

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  CUSIP No. 458968104                                       Page 9 of 15 Pages
------------------------                                  ----------------------

                                  SCHEDULE 13G

                                  CERTIFICATION
                                  -------------

         By signing below the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not being held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Dated:  August 24, 2004                     CARL MARKS IB LLC

                                            By: Carl Marks & Co. L.P.
                                                Its Manager

                                            By: Carl Marks & Co. LLC
                                                Its General Partner

                                            By: /s/ Robert A. Speer
                                                --------------------------------
                                                Name:  Robert A. Speer
                                                Title: Secretary

                               Page 9 of 15 pages

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  CUSIP No. 458968104                                       Page 10 of 15 Pages
------------------------                                  ----------------------

                                  SCHEDULE 13G

                                  CERTIFICATION
                                  -------------

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not being held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Dated:  August 24, 2004                     By: /s/ Martin Lizt
                                                --------------------------------
                                                Martin Lizt

                               Page 10 of 15 pages

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  CUSIP No. 458968104                                       Page 11 of 15 Pages
------------------------                                  ----------------------

                                  SCHEDULE 13G

EXHIBITS

A.       Joint Filing Statement

         See Exhibit A on page 12.

                               Page 11 of 15 pages

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  CUSIP No. 458968104                                       Page 12 of 15 Pages
------------------------                                  ----------------------

                                  SCHEDULE 13G

                                    SIGNATURE

         After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: August 24, 2004                     CARL MARKS & CO. INC.

                                           By: /s/ David Shnitkin
                                               ---------------------------------
                                               Name:  David Shnitkin
                                               Title: Controller

                               Page 12 of 15 pages

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  CUSIP No. 458968104                                       Page 13 of 15 Pages
------------------------                                  ----------------------

                                  SCHEDULE 13G

                                    SIGNATURE

         After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: August 24, 2004                      CARL MARKS IB LLC

                                            By: Carl Marks & Co. L.P.
                                                Its Manager

                                            By: Carl Marks & Co. LLC
                                                Its General Partner

                                            By: /s/ Robert A. Speer
                                                --------------------------------
                                                Name:  Robert A. Speer
                                                Title: Secretary

                               Page 13 of 15 pages

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  CUSIP No. 458968104                                       Page 14 of 15 Pages
------------------------                                  ----------------------

                                  SCHEDULE 13G

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: August 24, 2004                      By: /s/ Martin Lizt
                                                --------------------------------
                                                Martin Lizt

                               Page 14 of 15 pages

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  CUSIP No. 458968104                                       Page 15 of 15 Pages
------------------------                                  ----------------------

                                  SCHEDULE 13G

                       EXHIBIT A - JOINT FILING STATEMENT

         Pursuant to Rule 13d-1(k)(1), we, the undersigned, hereby express our agreement that the Schedule 13G for International Barrier Group Inc. is filed on behalf of each of us. This agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

Dated:  August 24, 2004                     Carl Marks & Co. Inc.

                                            By: /s/ David Shnitkin
                                                --------------------------------
                                                Name:  David Shnitkin
                                                Title: Controller

                                            CARL MARKS IB LLC

                                            By: Carl Marks & Co. L.P.
                                                Its Manager

                                            By: Carl Marks & Co. LLC
                                                Its General Partner

                                            By: /s/ Robert A. Speer
                                                --------------------------------
                                                Name:  Robert A. Speer
                                                Title: Secretary

                                                /s/ Martin Lizt
                                                --------------------------------
                                                    Martin Lizt

                               Page 15 of 15 pages